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                                                                     EXHIBIT 3.4

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                           TECHNICAL OLYMPIC USA, INC.

         Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Technical Olympic USA, Inc., a Delaware corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

         FIRST: That by written consent of the Board of Directors of the Corporation, pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation declaring its advisability and directing that this amendment be submitted for consideration by the stockholders. The resolution is as follows:

                           RESOLVED, that the Board of Directors of the
                  Corporation deems it advisable and in the best interest of the Corporation to increase the authorized common stock of the Corporation, by amending the Certificate of Incorporation of the Corporation as follows:

                  The first sentence of ARTICLE FOURTH is amended in its entirety to read as follows:

                           "FOURTH: The total number of shares of capital stock
                  which the Corporation shall be authorized to issue is 100,000,000 shares, consisting of 97,000,000 shares of common stock, $.01 per share ("Common Stock") and 3,000,000 shares of preferred stock, $.01 per share ("Preferred Stock")."

         SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation has been duly signed by the undersigned authorized officer of the Corporation this 27th day of April, 2004.

                                    TECHNICAL OLYMPIC USA, INC.




                                    BY: /s/ PATRICIA M. PETERSEN
                                        ----------------------------------------
                                        PATRICIA M. PETERSEN, VICE PRESIDENT AND
                                         SECRETARY